Exhibit 3.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENTEK INC.
     FIRST: The name of the Corporation is: GenTek Inc.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock having a par value of $0.01.
     FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
     SIXTH: (a) Except as otherwise provided in the By-laws, the Corporation shall indemnify its directors, officers and such other key employees as the Chief Executive Officer of the Corporation may designate (the “Key Employees”) to the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said law permitted the Corporation to provide prior to such amendment), and such right to indemnification shall continue as to a person who has ceased to be a director, officer or Key Employee of the Corporation and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that (i) such person is or was a director, officer or Key Employee of the Corporation immediately prior to, on or at any time after 1:00 p.m., Eastern Standard Time, on May 9, 2006 (the “Effective Date”), (ii) except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director, officer or Key Employee (or his or her heirs, executors, administrators or personal representatives) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the board of directors of the Corporation and (iii) to the extent permitted by law, no indemnification shall be made to any person with respect to such person’s conduct prior to the Effective Date if such conduct is finally adjudicated by a court of law of competent jurisdiction to have involved willful misconduct or gross negligence.
     (b) Except as otherwise provided in the By-laws, the right to indemnification covered by this Article Sixth shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Except as otherwise provided in the By-laws, the Corporation may, to the extent authorized from time to time by the board of directors of the Corporation, provide rights to indemnification and to the advancement of expenses to other employees or agents of the Corporation similar to those conferred in this Article Sixth to directors, officers and Key Employees of the Corporation.
     (c) The rights to indemnification and to the advance of expenses conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise,
     (d) Any repeal or modification of this Article Sixth shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer or Key Employee of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

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